Weyco Reports Fourth Quarter And Full Year 2017 Results

MILWAUKEE, March 6, 2018 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2017.

FOURTH QUARTER
Net sales for the fourth quarter of 2017 were $80.3 million, a decrease of 2% compared to fourth quarter 2016 net sales of $82.1 million. Earnings from operations were $10.3 million in the fourth quarter of 2017, up 17% compared to $8.8 million in the fourth quarter of 2016. Net earnings attributable to the Company were $8.1 million in the fourth quarter of 2017, compared to $8.2 million in last year's fourth quarter. Earnings for the fourth quarter of 2017 included an adjustment to reduce the Company's income tax provision due to the change in the federal corporate tax rate which resulted from the passing of the Tax Cuts and Jobs Act ("TCJA") signed into law on December 22, 2017. Earnings for the fourth quarter of 2016 included a charge for the impairment of long-lived assets of $1.8 million ($1.1 million after tax), offset by a $3.1 million adjustment to reverse the deferred tax liability on corporate-owned life insurance policies. Without these non-recurring adjustments, earnings from operations would have been down 3% for the quarter, and net earnings attributable to the Company would have been up 8%, for the quarter.

Diluted earnings per share were $0.79 per share in the fourth quarter of 2017, compared to $0.78 per share in the fourth quarter of 2016. Without the non-recurring adjustments described above, diluted earnings per share on an adjusted basis would have been $0.65 per share in the fourth quarter of 2017 and $0.58 per share in the fourth quarter of 2016. See the "Reconciliations of Non-GAAP Financial Measures" table below.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $61.4 million in the fourth quarter of 2017, compared with $61.7 million in the fourth quarter of 2016. Within the wholesale segment, BOGS net sales declined 10% for the quarter, due mostly to lower sales to outdoor and online retailers. Net sales of the Nunn Bush brand were down 5% this quarter, primarily due to lower sales to department stores. These sales decreases were mostly offset by higher sales of the Florsheim and Stacy Adams brands. Florsheim net sales were up 12% for the quarter, driven by higher sales to national shoe chains. Stacy Adams net sales were up 10% this quarter, due mainly to higher sales to online retailers and national shoe chains. Licensing revenues were $724,000 in the fourth quarter of 2017 and $1.1 million in last year's fourth quarter.

Gross earnings for the North American wholesale segment were 37.4% of net sales in the fourth quarter of 2017, compared to 34.7% of net sales in last year's fourth quarter. Earnings from operations for the wholesale segment were $8.3 million in the fourth quarter of 2017, up 38% compared to $6.0 million in 2016. Wholesale operating earnings for the fourth quarter of 2016 included an impairment charge of $1.8 million related to the Umi trademark. Without this non-recurring adjustment, wholesale earnings from operations would have been up 7% for the quarter, due mainly to higher wholesale gross margins.

Net sales of the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $6.9 million in the fourth quarter of 2017, down 7% compared to $7.4 million in last year's fourth quarter. Same store sales (which include U.S. internet sales) were down 3% for the quarter, due mainly to lower sales on the Company's websites. Retail earnings from operations were $1.1 million in the fourth quarter of 2017 and $1.3 million in last year's fourth quarter.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $12.0 million in the fourth quarter of 2017, down 8% compared to $13.1 million in 2016. This decrease was primarily due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 7% for the quarter. In local currency, Florsheim Australia's net sales were down 9% for the quarter, with lower sales in both its retail and wholesale businesses. Earnings from operations of Florsheim Australia and Florsheim Europe were $800,000 this quarter, down from $1.4 million in the same period last year. This decrease was primarily due to lower sales.

FULL YEAR 2017
Overall net sales were $283.7 million in 2017, a decrease of 4% compared to $296.9 million in 2016. Earnings from operations were $23.4 million in 2017, up 3% compared to $22.8 million in 2016. Net earnings attributable to the Company were flat at $16.5 million in both 2017 and 2016. Earnings for 2017 included an adjustment to reduce the Company's income tax provision due to the change in the federal corporate tax rate which resulted from the passing of the TCJA. Earnings for 2016 included a charge for the impairment of long-lived assets of $1.8 million ($1.1 million after tax), offset by a $3.1 million adjustment to reverse the deferred tax liability on corporate-owned life insurance policies. Without these non-recurring adjustments, earnings from operations would have been down 5% for the year, and net earnings attributable to the Company would have been up 4% for the year.

Diluted earnings per share were $1.60 per share in 2017, compared to $1.56 per share in 2016. Without the non-recurring adjustments described above, diluted earnings per share on an adjusted basis would have been $1.45 per share in 2017 and $1.36 per share in 2016. See the "Reconciliations of Non-GAAP Financial Measures" table below.

Net sales in the North American wholesale segment were $217.3 million in 2017, down 5% from $227.5 million in 2016. Within the wholesale segment, net sales of our Nunn Bush brand were down 11% for the year, due mainly to lower department store sales. BOGS net sales declined 9% for the year, primarily due to lower sales with outdoor retailers. Stacy Adams net sales were down 2% for the year, due mostly to lower sales with department stores, partially offset by increased sales to online retailers. These sales volume losses were partially offset by a 5% increase in Florsheim sales this year. Florsheim's net sales were up mainly with national shoe chains and department stores. Licensing revenues were $2.5 million in 2017 and $2.8 million in 2016.

North American wholesale segment gross earnings as a percent of net sales were 33.6% in 2017 and 32.1% in 2016. Wholesale earnings from operations were $20.2 million in 2017, up 13% compared to $17.9 million in 2016. Last year's wholesale operating earnings included an impairment charge of $1.8 million related to the Umi trademark. Without this non-recurring adjustment, wholesale earnings from operations would have been up 3% for the year, due to higher wholesale gross margins and lower wholesale selling and administrative expenses.

In the North American retail segment, net sales were $20.9 million in 2017, down 5% compared to $21.9 million in 2016. Same store sales (which include U.S. internet sales) were down 5% for the year, due mainly to decreased sales on the Company's websites. Earnings from operations for the retail segment were $1.4 million in 2017, down from $2.1 million in 2016. This decrease was mainly due to lower website sales.

The Company's other businesses had net sales of $45.6 million in 2017, down 4% compared to $47.5 million in 2016. The decrease was primarily due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 3% for the year. In local currency, Florsheim Australia's net sales were down 6%, with lower sales in both its wholesale and retail businesses. Earnings from operations at Florsheim Australia and Florsheim Europe were $1.8 million in 2017, down from $2.7 million last year. This decrease was primarily due to lower sales.

In the first quarter of 2017, the Company retrospectively adopted a new accounting rule that required the Company to reclassify the non-service cost components of pension expense from selling and administrative expenses to other expense, net, in the Consolidated Condensed Statements of Earnings and Comprehensive Income (Unaudited). The decrease in other expense, net, was primarily due to a $1.1 million decrease in the non-service cost components of pension expense this year. Pension expense decreased in 2017 as a result of freezing benefits under the pension plan, effective December 31, 2016.

"Our efforts to control costs and improve gross margins helped generate earnings growth for our wholesale business this year," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Despite the challenging retail environment, we feel we ended the year with better, more efficient operations. As we turn to 2018, our focus will continue to be on investing in and growing our brands, and maximizing shareholder value."

On March 6, 2018, the Company's Board of Directors declared a quarterly cash dividend of $0.22 per share to all shareholders of record on March 16, 2018, payable March 30, 2018.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures for the three-month periods ended December 31, 2017 and 2016.

	Three Months Ended December 31, 2017				Three Months Ended December 31, 2016
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Measures			Measures	Measures			Measures
	(As Reported)	Adjustments		(As Adjusted)	(As Reported)	Adjustments		(As Adjusted)

Net sales	$ 80,270			$ 80,270	$ 82,097			$ 82,097
Cost of sales	46,363			46,363	48,794			48,794
Gross earnings	33,907			33,907	33,303			33,303

Selling and administrative expenses	23,646			23,646	24,510	(1,770)	(2)	22,740
Earnings from operations	10,261			10,261	8,793			10,563

Interest income	201			201	179			179
Interest expense	(8)			(8)	(208)			(208)
Other expense, net	(5)			(5)	(182)			(182)

Earnings before provision for income taxes	10,449			10,449	8,582			10,352

Provision for income taxes	2,088	1,492	(1)	3,580	-	3,832	(3)	3,832

Net earnings	8,361			6,869	8,582			6,520

Net earnings attributable to noncontrolling interest	278			278	397			397

Net earnings attributable to Weyco Group, Inc.	$ 8,083			$ 6,591	$ 8,185			$ 6,123

Weighted average shares outstanding
Basic	10,117			10,117	10,409			10,409
Diluted	10,176			10,176	10,476			10,476

Earnings per share
Basic	$ 0.79	(0.14)		$ 0.65	$ 0.79	(0.20)		$ 0.59
Diluted	$ 0.79	(0.14)		$ 0.65	$ 0.78	(0.20)		$ 0.58

(1)	Impact of the change in the corporate federal income tax rate from 35% to 21%
(2)	Umi trademark impairment
(3)	Includes a $3.1 million adjustment to reverse deferred taxes on corporate-owned life insurance policies on two former executives of the Company, and the tax effect of the Umi trademark impairment

The following is a reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures for the twelve-month periods ended December 31, 2017 and 2016.

	Twelve Months Ended December 31, 2017				Twelve Months Ended December 31, 2016
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Measures			Measures	Measures			Measures
	(As Reported)	Adjustments		(As Adjusted)	(As Reported)	Adjustments		(As Adjusted)

Net sales	$ 283,749			$ 283,749	$ 296,933			$ 296,933
Cost of sales	173,056			173,056	184,890			184,890
Gross earnings	110,693			110,693	112,043			112,043

Selling and administrative expenses	87,281			87,281	89,261	(1,770)	(2)	87,491
Earnings from operations	23,412			23,412	22,782			24,552

Interest income	773			773	763			763
Interest expense	(15)			(15)	(436)			(436)
Other expense, net	(248)			(248)	(1,032)			(1,032)

Earnings before provision for income taxes	23,922			23,922	22,077			23,847

Provision for income taxes	7,223	1,492	(1)	8,715	5,084	3,832	(3)	8,916

Net earnings	16,699			15,207	16,993			14,931

Net earnings attributable to noncontrolling interest	208			208	521			521

Net earnings attributable to Weyco Group, Inc.	$ 16,491			$ 14,999	$ 16,472			$ 14,410

Weighted average shares outstanding
Basic	10,253			10,253	10,519			10,519
Diluted	10,314			10,314	10,572			10,572

Earnings per share
Basic	$ 1.61	(0.15)		$ 1.46	$ 1.57	(0.20)		$ 1.37
Diluted	$ 1.60	(0.15)		$ 1.45	$ 1.56	(0.20)		$ 1.36

(1)	Impact of the change in the corporate federal income tax rate from 35% to 21%
(2)	Umi trademark impairment
(3)	Includes a $3.1 million adjustment to reverse deferred taxes on corporate-owned life insurance policies on two former executives of the Company, and the tax effect of the Umi trademark impairment

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the tables above (as well as information provided throughout this release) provide certain non-GAAP financial information, such as Non-GAAP selling and administrative expenses, Non-GAAP earnings from operations, Non-GAAP net earnings, and Non-GAAP basic and diluted earnings per share. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because it allows investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, the Company believes the presentation of Non-GAAP financial measures, excluding the impact of the U.S. federal corporate income tax rate change in 2017, the Umi trademark impairment in 2016, and the reversal of the deferred tax liability on corporate-owned life insurance policies in 2016, enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures.

Conference Call Details
Weyco Group, Inc. will host a conference call on March 7, 2018, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2017 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UYzNjfjEVgTRqg. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/m6/p/rdq7m7fi. A recording of the conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group
Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share amounts)

Net sales	$ 80,270	$ 82,097	$ 283,749	$ 296,933
Cost of sales	46,363	48,794	173,056	184,890
Gross earnings	33,907	33,303	110,693	112,043

Selling and administrative expenses	23,646	24,510	87,281	89,261
Earnings from operations	10,261	8,793	23,412	22,782

Interest income	201	179	773	763
Interest expense	(8)	(208)	(15)	(436)
Other expense, net	(5)	(182)	(248)	(1,032)

Earnings before provision for income taxes	10,449	8,582	23,922	22,077

Provision for income taxes	2,088	-	7,223	5,084

Net earnings	8,361	8,582	16,699	16,993

Net earnings attributable to noncontrolling interest	278	397	208	521

Net earnings attributable to Weyco Group, Inc.	$ 8,083	$ 8,185	$ 16,491	$ 16,472

Weighted average shares outstanding
Basic	10,117	10,409	10,253	10,519
Diluted	10,176	10,476	10,314	10,572

Earnings per share
Basic	$ 0.79	$ 0.79	$ 1.61	$ 1.57
Diluted	$ 0.79	$ 0.78	$ 1.60	$ 1.56

Cash dividends declared (per share)	$ 0.22	$ 0.21	$ 0.87	$ 0.83

Comprehensive income	$ 5,584	$ 8,487	$ 15,835	$ 18,887

Comprehensive income attributable to noncontrolling interest	363	141	634	517

Comprehensive income attributable to Weyco Group, Inc.	$ 5,221	$ 8,346	$ 15,201	$ 18,370

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2017	2016
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 23,453	$ 13,710
Marketable securities, at amortized cost	5,970	4,601
Accounts receivable, net	49,451	50,726
Income tax receivable	669	789
Inventories	60,270	69,898
Prepaid expenses and other current assets	5,770	6,203
Total current assets	145,583	145,927

Marketable securities, at amortized cost	17,669	21,061
Deferred income tax benefits	750	660
Property, plant and equipment, net	31,643	33,717
Goodwill	11,112	11,112
Trademarks	32,978	32,978
Other assets	23,097	22,785
Total assets	$ 262,832	$ 268,240

LIABILITIES AND EQUITY:
Short-term borrowings	$ -	$ 4,268
Accounts payable	8,905	11,942
Dividend payable	2,228	2,192
Accrued liabilities	14,031	10,572
Total current liabilities	25,164	28,974

Deferred income tax liabilities	2,069	703
Long-term pension liability	27,766	27,801
Other long-term liabilities	2,174	2,482
Total liabilities	57,173	59,960

Common stock	10,162	10,505
Capital in excess of par value	55,884	50,184
Reinvested earnings	150,350	157,468
Accumulated other comprehensive loss	(17,859)	(16,569)
Total Weyco Group, Inc. equity	198,537	201,588
Noncontrolling interest	7,122	6,692
Total equity	205,659	208,280
Total liabilities and equity	$ 262,832	$ 268,240

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2017	2016
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 16,699	$ 16,993
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	3,956	3,670
Amortization	349	387
Bad debt expense	621	76
Deferred income taxes	2,187	(2,645)
Net foreign currency transaction gains	(146)	(513)
Stock-based compensation	1,622	1,559
Pension contributions	(4,000)	(2,400)
Pension expense	995	3,184
Impairment of property, plant and equipment	-	113
Impairment of trademark	-	1,770
Increase in cash surrender value of life insurance	(517)	(573)
Changes in operating assets and liabilities -
Accounts receivable	637	3,179
Inventories	9,634	27,313
Prepaid expenses and other assets	486	(1,595)
Accounts payable	(2,813)	(1,378)
Accrued liabilities and other	3,720	(1,447)
Accrued income taxes	124	(811)
Excess tax benefits from stock-based compensation	(37)	-
Net cash provided by operating activities	33,517	46,882

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(15,597)	(6,287)
Proceeds from maturities of marketable securities	17,565	5,745
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(1,578)	(5,992)
Net cash provided by (used for) investing activities	235	(6,689)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(8,877)	(8,720)
Cash dividends paid to noncontrolling interest of subsidiary	(204)	(170)
Shares purchased and retired	(15,190)	(10,967)
Proceeds from stock options exercised	4,284	2,994
Taxes paid related to the net share settlement of equity awards	(154)	(11)
Payment of contingent consideration	-	(5,217)
Proceeds from bank borrowings	31,570	121,959
Repayments of bank borrowings	(35,838)	(144,340)
Excess tax benefits from stock-based compensation	-	20
Net cash used for financing activities	(24,409)	(44,452)

Effect of exchange rate changes on cash and cash equivalents	400	43

Net increase (decrease) in cash and cash equivalents	$ 9,743	$ (4,216)

CASH AND CASH EQUIVALENTS at beginning of year	13,710	17,926

CASH AND CASH EQUIVALENTS at end of year	$ 23,453	$ 13,710

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,901	$ 8,505
Interest paid	$ 15	$ 436

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880